Exhibit 10.1

NETWORK APPLIANCE, INC.
FY 2005 INCENTIVE COMPENSATION PLAN

I. OVERVIEW

A.	Plan Objectives. The objective of the Network Appliance, Inc. FY 2005 Incentive Compensation (the “Plan”) is to provide a means and guidelines under which Network Appliance, Inc. can share, on a discretionary basis, its success with its employees and the employees of its subsidiaries.

B.	Plan Period. This Plan is effective for the period beginning May 1, 2004 and automatically ending April 29, 2005 (“Plan Period” or “Fiscal Year”). Except for any amounts payable under a sales incentive or commission plan, this Plan is the sole and exclusive means by which any employee of Network Appliance, Inc. or of any of its subsidiaries (collectively, the “Company”) may receive non-Base Pay incentive cash compensation attributable to the Plan Period. With the exception of any sales incentive or commission plan, this Plan replaces and supersedes all oral or written representations, agreements and compensation plans, including but not limited to the FY 2004 Incentive Plan, that otherwise may have been in effect or provided non-Base Pay cash compensation attributable to the Plan Period.

For the purposes of this Plan “Base Pay” cash compensation consists of actual gross base salary, hourly wages, over-time pay, lead and shift differentials and paid time-off for holidays, vacation and sick time. “Base Pay” excludes any other compensation, including but not limited to bonus or incentive payments of any sort, car allowances, relocation payments, expense reimbursements and advances, loans, payments received in lieu of benefit plan participation, club membership reimbursements and payments received from Company or government sponsored benefit plans, including but not limited to disability pay, wage replacement benefits, short-term/long-term disability payments, and workers’ compensation benefits.

C.	Participants. All employees of the Company are eligible to participate in this Plan provided that they meet each of the following requirements:

1.	The individual is a regular employee of the Company

For purposes of this Plan, “regular employee” means an individual who is in the employ of the Company during the fiscal year and is subject to the control and direction of the employing entity as to both the work to be performed and the manner and method of performance. Persons who have been designated by the Company as independent contractors, temporary employees, consultants or advisors shall not be eligible to participate in this Plan, regardless of whether such designation is upheld in any legal or administrative proceeding.

2.	The employee is employed by the Company in a position that is not eligible for participation in a Company sales, sales incentive or sales commission plan or program.

3.	The employee is employed by the Company in a Plan-eligible position continuously from January 28, 2005 through April 29, 2005.

4.	The employee was not on a Performance Improvement Plan at any time during the Plan Period.

5.	The employee was not rated “needs improvement” on the employee’s most recent written performance evaluation.

D.	Changes to and Termination of the Plan. The Company reserves the right to change or terminate this Plan, in whole or in part at any time during the Plan Period. Any such change(s) or termination will be expressly memorialized in a writing signed by an authorized member of the Compensation Committee of the Company’s Board of Directors (“Committee”).

E.	Nature of the Plan. Whether to grant any incentive payments under this Plan, and in what amounts, are fully discretionary. Participation in this Plan is not intended, nor should it be interpreted, to create any entitlement to participate in this or any future incentive plans or to receive the same or similar incentive payments that may be received under this Plan. Because this Plan is discretionary, no Participant should make any decision based on any hope or expectation of receiving any incentive under this Plan.

II. INCENTIVE POOL GUIDELINES

A.	Determination of Incentive Pool Amount. At the end of the Plan Period and closing of the Company’s Fiscal Year financials, and provided that the Company’s Operating Profit meets or exceeds Plan, the Company may identify an amount that shall be referred to as the “Incentive Pool.” In exercising its discretion to determine whether to identify an Incentive Pool amount and, if so, in what amount, the Company will consider all circumstances then-existing that it deems relevant, including, but not limited to, market conditions and forecasts, and anticipated expenses to be incurred or payable during the new fiscal year.

For the purposes of the Plan “Operating Profits” shall represent the company’s reported income from operations in accordance with generally accepted accounting principles adjusted to exclude the following: (i) any amounts accrued by the Company pursuant to the FY 2004 Incentive Plan; (ii) any operating profit items excluded from the company’s reported proforma result. These items can include amortization of goodwill and intangibles, acquired in-process research & development, stock compensation and restructuring charges.

III. INCENTIVE AWARDS

A.	Calculation of Incentive Awards. The Company reserves full discretion to determine the number and the amounts of incentive awards to be made under this Plan. The Company may decide to make awards based on position level or any one or more other factors, including but not limited to Participants’ performance rating for the Plan Period, in whole or in part, or the amount of Base Pay received by Participants during the Plan Period.

B.	Adjustments to Calculation of Incentive Awards. If the Company elects to use any factor other than Base Pay as the basis to determine the amount of incentive awards to be made under this Plan, or elects to use Base Pay and one or more other factors as the bases to determine the amount of incentive awards to be made under this Plan, any incentive award to be made to a Participant will be adjusted to reflect the amount of time during the Plan Period that the Participant was actively employed in a Plan-eligible position:

1.	if the Participant commenced Plan participation after the beginning of the Plan Period due to hire or transfer into a Plan eligible position after the Plan Period began; or

2.	if the Participant, while employed in a Plan-eligible position, was on an approved leave of absence with a statutory or written contractual guarantee of reinstatement.

If the Company elects to use only Base Pay as the basis to determine the amount of incentive awards to be made under this Plan, no pro-rata adjustment will be made to a Participant’s incentive award amount due to late entry into Plan Participation or due to a leave of absence during the Plan Period.

C.	Payment of Incentive Awards. No special fund shall be established, and no segregation of assets shall be made, to assure payment of any incentive awards under this Plan. Any incentive awards paid under this Plan shall be made in cash.

D.	Timing of Incentive Awards. Any incentive awards that may be made under this Plan likely will be made on a date that is within approximately two (2) months after the end of the Fiscal Year.

E.	Deductions from Incentive Awards. Any Incentive award paid under this Plan is subject to the following: (i) tax withholdings, (ii) such other withholdings authorized in writing by the Plan Participant, and (iii) withholdings required by wage garnishment or other court or government orders received by the Company.

IV. MISCELLANEOUS

A.	Plan Administration. The Committee administers this Plan on behalf of the Company, including but not limited to interpreting this Plan document, adopting policies and procedures for administration of this Plan, making any and all determinations to be made under this Plan, including changes to and termination of this Plan during the Plan Period. The Committee reserves the right to delegate any or all administration duties and responsibilities under this Plan to any officer or employee of the Company, and to revoke any such delegation at any time.

B.	Limitations:

1.	Neither this Plan, nor any term, condition or provision of this Plan is intended to create any entitlement of any employee of the Company to any incentive award or other benefit under this Plan, or in lieu of an award or benefit under this Plan. It is the Company’s intent that this Plan be a fully discretionary incentive plan.

2.	Neither this Plan, nor any term, condition or provision of this Plan is intended to terminate or change any right or obligation existing under a non-disclosure/confidential/proprietary/trade secrets information and inventions assignment agreement between any individual and the Company.

3.	Incentive awards made under this Plan are not considered for the purpose of calculating any extra benefits; any termination, severance, redundancy, or end-of-service premium payments; other bonuses or long-service awards; overtime premiums; pension or retirement benefits; or future Base Pay or any other payment to be made by the Company to a Participant or former Participant.

4.	(U.S. Only) Neither this Plan, nor any term, condition or provision of this Plan is intended to alter the at-will nature of employment with the Company. All employment with the Company is for an indefinite period of time and may terminated by the employee or the Company at any time, with or without cause or advance notice. The at-will nature of employment with the Company can only be changed by an individualized, express written agreement signed by the President of Network Appliance, Inc. and by the employee.

C.	Severability & Conformance to Applicable Law. If any one or more terms, conditions or provision of this Plan is contrary to applicable law, this Plan shall be interpreted to exclude any such term, condition or provision and the remainder of this Plan shall remain in full force and effect as if such term, condition or provision was never contained herein. Alternatively, and only if any such term, condition or provision is not severable, this Plan shall be conformed to applicable law so that all of its terms, conditions and provisions are enforceable under applicable law and are consistent with the Company’s intent to maintain and administer a fully discretionary bonus plan for the Plan Period.

D.	Applicable Law. This Plan is governed by the law of the locality(ies) where the Plan Participant was last employed by the Company as a Plan Participant on April 30, 2005.